Exhibit 10.2

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2025, by and among (i) ESH Sponsor LLC, a Delaware limited liability company (“Sponsor”), (ii) ESH Acquisition Corp., a Delaware corporation (“SPAC”), and (iii) The Original Fit Factory, Ltd., a company registered in Scotland with registration number SC541304 (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Business Combination Agreement, by and among SPAC, The Original Fit Factory Holdings Inc., a Delaware corporation (“PubCo”), The Original Fit Factory Acquisition Inc., a Delaware corporation and a direct wholly owned Subsidiary of PubCo (“Merger Sub”) and the Company, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”).

WHEREAS, Sponsor owns 2,865,000 SPAC Class A Shares and 10,000 SPAC Class B Shares that were issued to the Sponsor in a private placement transaction consummated in connection with the IPO (such SPAC Class A Shares and SPAC Class B Shares, together with the SPAC Class A Shares issuable upon conversion of such SPAC Class B Shares, the “Sponsor Shares”);

WHEREAS, Sponsor owns 6,320,000 SPAC Private Warrants (the “Sponsor Warrants”);

WHEREAS, in connection with the IPO, the officers and directors of SPAC, the IPO Underwriter Representative and the IPO Co-Manager (each, an “Insider” and collectively, the “Insiders”) together with Sponsor, PubCo, the Company and SPAC entered into a letter agreement, dated as of June 13, 2023 (as amended by that certain Amendment to Letter Agreement dated as of the date hereof and as may be further amended, supplemented, modified and/or restated from time to time, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SPAC Class A Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares or Representative Shares (although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Class A Shares sold in the IPO as part of the SPAC Units), (iii) vote any SPAC Shares owned by Sponsor or such Insider in favor of an initial business combination for which SPAC seeks approval and (iv) certain transfer restrictions with respect to the Sponsor Shares, the Sponsor Warrants (and the SPAC Shares underlying such Sponsor Warrants);

WHEREAS, Section 4.3(b) of SPAC’s Amended and Restated Certificate of Incorporation (as amended, the “SPAC Charter”) provides, among other matters, that the SPAC Class B Shares will automatically convert into SPAC Class A Shares upon the consummation of an initial business combination, subject to adjustment pursuant to Section 4.3(b)(ii) of the SPAC Charter if additional SPAC Class A Shares or equity-linked securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, pursuant to the Business Combination Agreement and upon the consummation of the transactions contemplated thereby (the “Transactions”), among other matters, (i) PubCo will issue and deliver to the shareholders of the Company one share of PubCo Common Stock for each Company Share owned by such Company shareholder, in a manner that the shareholdings in PubCo immediately after the acquisition mirrors that of the Company before the acquisition and (ii) Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity as a wholly owned Subsidiary of PubCo (the “Merger”), as a result of which each SPAC Share issued and outstanding immediately prior to the consummation of the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right of the holder thereof to receive one share of PubCo Common Stock; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the Interim Period, for the benefit of the Company, (i) Sponsor agrees that it will fully comply with, and perform all of their obligations, covenants and agreements set forth in the Insider Letter in all material respects, and shall (A) cause all of the SPAC Shares owned by it to be counted as present at the Special Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote all of the SPAC Shares owned by it in favor of the Transactions, including each of the Transaction Proposals and, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals or to allow reasonable time for the SPAC Board to accept reversals of elections to redeem SPAC Class A Shares by the Pre-Closing SPAC Holders, the adjournment of the Special Meeting, (C) waive any redemption rights that it may have in connection with the Closing with respect to any SPAC Class A Shares owned by it and (D) fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares and the Sponsor Warrants, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the transferee (the “Permitted Transferee”) must enter into a written agreement with the Company and SPAC agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii)  SPAC agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Shares, solely in connection with, and subject to and conditioned upon, the Closing, waives any adjustment pursuant to the Anti-Dilution Right, and agrees that, upon the Closing, the SPAC Class B Shares will automatically convert into SPAC Class A Shares at the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Business Combination Agreement is validly terminated in accordance with its terms. All other terms in the SPAC Charter related to the SPAC Class B Shares shall remain in full force and effect, except as contemplated by the Business Combination Agreement or the Transaction Documents.

Section 3 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution , delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting or relating to the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Consent of, or other action by or in respect of, any Governmental Authority or Stock Exchange on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Governing Documents in any material respect, (B) conflict with or violate any Law, Governmental Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Ownership of Sponsor Warrants. As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter).

(e) No Other SPAC Equity Interests. As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of SPAC other than the Sponsor Shares and Sponsor Warrants.

(f) Contracts with SPAC. Except for (a) the Contracts disclosed in the SPAC Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

Section 4 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Transaction Documents as may be necessary to satisfy any condition to the Closing under the Business Combination Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the transactions contemplated by the Business Combination Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Business Combination Agreement.

Section 5 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case prior to such termination. Notwithstanding the foregoing, Sections 2 and 5 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to SPAC or Sponsor at or prior to the Closing, to: ESH Acquisition Corp. 228 Park Ave S, Suite 89898 New York, NY 10003 Attn: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105, U.S.A.

Attn: David H. Landau, Esq.

Facsimile No.: [***]

Telephone No.: [***]

E-mail: [***]

If to the Sponsor, to: ESH Sponsor LLC 228 Park Ave S, Suite 89898 New York, NY 10003 Attn: [***] Email: [***]

with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105, U.S.A.

Attn: David H. Landau, Esq.

Facsimile No.: [***]

Telephone No.: [***]

E-mail: [***]

If to the Company, to: The Original Fit Factory, Ltd. Canniesburn Gate 10 Canniesburn Drive Bearsden, Glasgow G61 1BF Email: [***] Attention: [***]	with a copy (which will not constitute notice) to: Paul Hastings LLP 2050 M Street NW Washington, DC 20036 E-Mail: [***] Attention: Brandon Bortner; Gil Savir; Richard Radnay; Steve Camahort

(c) Entire Agreement. This Agreement (together with the other Transaction Documents, the Business Combination Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 11.06, 11.12 and 11.13 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Sponsor Shares or Sponsor Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such Transfer (as defined in the Insider Letter), transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee, who shall be required to agree in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 11.05 of the Business Combination Agreement, each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 5(j).

(k) Publicity. Sections 8.07(d) and 8.07(e) of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include SPAC and Persons directly or indirectly controlled by SPAC, and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future stockholders of SPAC (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(q) New Shares. In the event that, during the Interim Period (i) any SPAC Shares, warrants to purchase SPAC Shares or other equity securities of SPAC are issued to Sponsor in respect of the Sponsor Shares or the Sponsor Warrants, pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Shares, warrants to purchase SPAC Shares or other equity securities of SPAC owned by Sponsor or otherwise, then such SPAC Shares, warrants to purchase SPAC Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares or Sponsor Warrants, as applicable, or (ii)  Sponsor (A) purchases or otherwise acquires beneficial ownership of any SPAC Shares, warrants to purchase SPAC Shares or other equity securities of SPAC after the date of this Agreement, or (B)  acquires the right to vote any SPAC Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Shares, warrants to purchase SPAC Shares or other equity securities, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of Section 1 of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by Sponsor as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

ESH ACQUISITION CORP.

By:	/s/ James Francis
Name:	James Francis
Title:	Chief Executive Officer

Sponsor:

ESH SPONSOR LLC

By:	/s/ Jonathan Morris
Name:	Jonathan Morris
Title:	Chief Executive Officer

The Company:

THE ORIGINAL FIT FACTORY, LTD.

By:	/s/ David Weir
Name:	David Weir
Title:	Director